Exhibit 10.1

2012 AMENDED AND RESTATED GENERAL EMPLOYEES STOCK PURCHASE PLAN

SECTION 1 DEFINITIONS

For the purpose of this Plan:

1.01.  Plan.  The term “Plan” shall mean the 2012 Amended and Restated General Employees Stock Purchase Plan, the terms and provisions of which are set forth herein.

1.02.  Company.  The term “Company” shall mean 3M Company, a Delaware corporation.

1.03.  Stock.  The term “Stock” shall mean the common stock of the Company, with a par value of $0.01 per share.

1.04.  Participant.  The term “Participant” shall mean an employee who has authorized payroll deductions in the manner set forth in the Plan.

1.05.  Current Compensation.  The term “Current Compensation” shall mean the actual gross earnings of each Participant for each pay period applicable to such Participant before any deductions have been made.

1.06.  Regular Employee.  The term “Regular Employee” shall mean an individual recognized as such in the employment records and information systems of the Company or a Designated Company. Such term shall not include individuals recognized in the employment records and information systems of the Company or any Affiliate or Subsidiary as temporary employees, nor shall it include independent contractors or leased employees of the Company or any Affiliate or Subsidiary.

1.07.  Effective Date.  The term “Effective Date” shall mean the date upon which this Plan becomes effective, determined in accordance with Section 12.01.

1.08.  Code.  The term “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

1.09.  Affiliate.  The term “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company, and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

1.10.  Subsidiary.  The term “Subsidiary” shall mean a “subsidiary corporation” of the Company, whether now or hereafter existing, as defined in section 424(f) of the Code.

1.11  Designated Company.  The term “Designated Company” shall mean such Affiliates or Subsidiaries as may be designated by the Board of Directors or the Committee from time to time as participating in the Plan.

1.12.  Board of Directors.  The term “Board of Directors” shall mean the Board of Directors of 3M Company.

1.13.  Committee.  The term “Committee” shall mean the Compensation Committee of the Board of Directors.

SECTION 2 ELIGIBLE EMPLOYEES

Any Regular Employee of the Company or a Designated Company shall be eligible to participate in the Plan in the month following the month in which he or she has both (i) attained the age of 18, and (ii) completed two months of service with the Company or a Designated Company.

SECTION 3 ELECTION TO PARTICIPATE

3.01.        An eligible employee may participate in the Plan only by voluntary payroll deductions from Current Compensation.

3.02.        An eligible employee who elects to participate in this Plan shall complete the enrollment process established by the Plan’s recordkeeper, which authorizes regular payroll deductions from the employee’s Current Compensation beginning no later than the first pay period commencing in the month following their enrollment and continuing until the employee withdraws from the Plan or his or her option is terminated for any reason.

SECTION 4 GRANTING OF OPTION

4.01.        Subject to the provisions of this Section 4, an option for as many shares of Stock as may be purchased with each Participant’s account balance as of the last business day of each calendar month shall be granted to such Participant on the first trading day on the New York Stock Exchange of such month.

4.02.        No Participant may be granted an option for more than 500 shares of Stock during any monthly offering period. In the event of a reclassification or stock split of the Stock, the foregoing number of shares shall be appropriately adjusted.

4.03.        No Participant may be granted options which would permit his or her right to purchase Stock under the Plan to accrue at a rate which would exceed $25,000 of fair market value (determined at the time the option is granted) for each calendar year in which such options are outstanding at any time.

4.04.        No Participant may be granted an option to purchase Stock under the Plan if such Participant, immediately after the option is granted, owns stock possessing five percent or more of the total combined voting power of all classes of stock of the Company.

SECTION 5 OPTION PRICE

The option price for each share of Stock shall be eighty-five percent (85%) of the fair market value of such shares on the New York Stock Exchange on the date the option is granted, rounded up to the next higher even cent. The fair market value shall be the average of the high and low sales price for such shares on the New York Stock Exchange.

SECTION 6 PAYROLL DEDUCTIONS

6.01.        A Participant may elect payroll deductions in whole percentages from three to ten percent of Current Compensation, subject to the limits set forth in Sections 4.02, 4.03 and 4.04 herein. No deductions shall commence prior to the granting of the option.

6.02.        A Participant may at any time increase or reduce the amount of his or her payroll deduction within the limitations of Section 6.01 by updating his or her enrollment election with the Plan’s recordkeeper. The change shall become effective as soon as it is administratively practical to update the payroll deduction record after receipt of the updated enrollment election by the Plan’s recordkeeper.

6.03.        Payroll deductions will be credited to each Participant’s account hereunder on the last payroll day of each month as defined by the Participant’s employer.

SECTION 7 PLAN ACCOUNT

All funds withheld from a Participant’s Current Compensation in accordance with his or her authorization shall be credited to the Participant’s account hereunder. A Participant may not make any separate cash payment into his or her account hereunder.

SECTION 8 EXERCISE OF OPTIONS

8.01.        On the last business day of each month during which a Participant has an account balance with enough funds to purchase at least one full share of Stock, the Participant’s option shall automatically be exercised at the option price for such option. Any funds in a Participant’s account that are not sufficient to purchase at least one full share of Stock on the last business day of a month shall remain in such account and be available to purchase shares of Stock in the succeeding month.

8.02.        If on the exercise date the fair market value of a share of Stock on the New York Stock Exchange is lower than the Participant’s option price, the option will be exercised at the fair market value of such shares on the New York Stock Exchange on the exercise date.

8.03.        As soon as practicable after the exercise of a Participant’s option, the shares purchased upon the exercise of such option will be credited to the Participant’s account established with the Plan’s recordkeeper.

SECTION 9 TERMINATION OF PARTICIPATION

9.01.        A Participant who is participating through voluntary payroll deductions may at any time, by following the enrollment election update instructions of the Plan’s recordkeeper, cease making any further payroll deductions. In such event, any balance remaining in the Participant’s account shall be used to purchase additional shares of Stock in accordance with the provisions of Section 8.01.

9.02.        Participation under the Plan shall automatically cease upon the date of a Participant’s death or termination of employment for any reason, and the amount credited to the Participant’s account (if any) shall be used to purchase additional shares of Stock in accordance with the provisions of Section 8.01; provided however, that if there are not enough funds in the Participant’s account to purchase at least one full share of Stock, the amount credited to such account shall be refunded to the Participant.

9.03.        Approved leave of absence shall not be deemed a termination of employment for purposes of Section 9.

SECTION 10 TRANSFERABILITY

10.01.      The options granted under this Plan may not be assigned, transferred, pledged, or hypothecated (whether by operation of law or otherwise), and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation, other disposition of the option, or levy of attachment or similar process upon the option shall be null and void and without effect. The option may be exercised only by the Participant.

10.02.      The funds accumulated in a Participant’s account may not be assigned, transferred, pledged, or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation, or other disposition of the funds accumulated in such account shall be null and void and without effect.

SECTION 11 ISSUANCE AND SALE OF SHARES

11.01.      Effective for shares purchased on or after January 1, 2005, a Participant may not sell or otherwise transfer the shares of Stock purchased upon the exercise of an option granted under this Plan during the one-year period following the date on which the option was exercised; provided, however, that this prohibition will not apply and such shares may be transferred or sold following the death of the Participant; and provided further, that such shares may be sold (subject to the provisions of Section 11.02) following the retirement or termination of employment of the Participant.

11.02.      Effective for shares purchased on or after January 1, 2005, a Participant subject to U.S. income taxes may not sell or otherwise transfer the shares of Stock purchased upon the exercise of an option granted under this Plan, except for sales through the designated broker selected by the Company, during the one-year period following the first anniversary of the date on which the option was exercised; provided, however, that this prohibition will not apply and such shares may be transferred or sold following the death of the Participant.

11.03       Any attempt by a Participant to sell or transfer shares of Stock at a time or in a manner that is inconsistent with the provisions of Sections 11.01 or 11.02 will be considered null and void and of no effect.

11.04.      After the restrictions on sale or transfer of shares of Stock described in Sections 11.01 and 11.02 have expired or become inapplicable, a Participant may sell or transfer the shares of Stock purchased upon the exercise of options granted under this Plan.

11.05.      The Company shall not be required to issue or deliver any certificate for Stock purchased upon the exercise of options granted hereunder (i) prior to the admission of such Stock to listing on any stock exchange on which Stock may at that time be listed or required to be listed, or (ii) prior to registration under the Securities Act of 1933, or registration under any state law or foreign laws, if such registration is required. The Company will use its best efforts to accomplish such listing or registration not later than a reasonable time following each exercise of such options, and delivery of Stock by the Company may be deferred until listing or registration is accomplished.

11.06.      A Participant shall have no interest in the Stock covered by the options until the shares purchased in accordance with Section 8 are credited to the Participant’s account.

SECTION 12 EFFECTIVE DATE AND AMENDMENT OR TERMINATION OF PLAN

12.01.      The Plan became effective on July 1, 1997, following its approval by the stockholders of the Company. The Plan was amended and restated in 2012, subject to approval by the stockholders of the Company.

12.02.      The Plan shall automatically terminate five years from the Effective Date unless extended by the Board of Directors. The Board of Directors may by resolution extend the Plan for one or more additional periods of one year each.

12.03.      The Board of Directors may at any time terminate or amend the Plan except that no amendment shall be made without prior approval of the stockholders which would (i) authorize the issuance of more than 60,000,000 unissued shares of Stock (after adjustment for stock splits), (ii) permit the issuance of Stock before payment thereof in full, (iii) increase the rate of payroll deductions above ten percent of Current Compensation, (iv) reduce the price per share at which the Stock may be sold, or (v) authorize the sale of more than an aggregate of 60,000,000 shares of Stock (after adjustment for stock splits).

12.04.      Upon termination of the Plan, each Participant’s option shall be exercised for the number of whole and fractional shares which can be purchased with the funds credited to the Participant’s account on the date of termination.

SECTION 13 ADMINISTRATION

The Plan shall be administered under the direction of the Committee. In administering the Plan, it will be necessary to follow various laws and regulations. It may be necessary from time to time to change or waive requirements of the Plan to conform with the law, to meet special circumstances not anticipated or covered in the Plan, or to carry on successful operations of the Plan. Therefore, it is necessary for the Committee to reserve the right to make variations in the provisions of the Plan, to make separate offerings under the Plan to Regular Employees of one or more Subsidiaries, to designate Subsidiaries and Affiliates as participating in the Non-423 Component (as defined in Section 21 below), and to determine any questions which may arise regarding interpretation and application of the Plan’s provisions. The Committee may adopt one or more supplements or sub-plans under the Plan to implement these variations in the provisions of the Plan. The Committee’s determinations as to the interpretation and operation of this Plan shall be final and conclusive.

SECTION 14 DELEGATION OF AUTHORITY

To the extent permitted by Delaware law, the Committee may delegate to officers of the Company any or all of its duties, power and authority under the Plan subject to such conditions or limitations as the Committee may establish. This shall include the authority to designate Affiliates and Subsidiaries as participating in the Plan, the authority to make separate offerings under the Plan, and the authority to designate Affiliates and Subsidiaries as participating in the Non-423 Component.

SECTION 15 STOCK DIVIDEND, STOCK SPLIT, REDUCTION IN SHARES, MERGER, OR CONSOLIDATION

If a record date for a stock dividend, split, or reduction in the number of shares of Stock should occur during the option period, appropriate adjustments in numbers of shares and option prices shall be made to give effect thereto on an equitable basis.

If the Company is merged into or consolidated with one or more corporations during the option period, appropriate adjustments shall be made to give effect thereto on an equitable basis in terms of issuance of shares of the corporation surviving the merger or the consolidated corporation, as the case may be.

SECTION 16 STOCK TO BE SOLD

The aggregate number of shares of Stock which may be optioned and sold under the Plan shall not exceed 60,000,000 shares, all or any portion of which may be treasury shares, shares reacquired from time to time, or authorized but unissued shares. In the event of a reclassification or stock split of the Stock, the foregoing number of shares shall be appropriately adjusted.

SECTION 17 FUNDS IN PLAN ACCOUNT

The funds deducted and retained from the Participants shall be accounted for in U.S. dollars and shall be remitted to the Company as directed by the Company. The funds in each Participant’s account, after receipt by the Company, shall be under the direction of the Company and applied to the payment for Stock at the time the Participant’s options are exercised.

No interest will be accumulated or paid by the Company on funds held in the accounts of Participants.

SECTION 18 NOTICES

Notices to the Committee shall be addressed as follows:

Compensation Committee

c/o 3M Secretary

P. O. Box 33428

St. Paul, MN 55133

SECTION 19 OTHER COMPANY BENEFIT AND COMPENSATION PROGRAMS

Unless otherwise specifically determined by the Committee, the receipt by Participants of options under the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits from any benefit plan or severance program of the Company or any Affiliate or Subsidiary, or under the severance pay law of any country. Further, the Company or any Affiliate or Subsidiary may adopt other compensation programs, plans, or arrangements as it deems appropriate or necessary.

SECTION 20 FUTURE RIGHTS

No Participant shall have any rights under the Plan to be retained in the employ of the Company or any Affiliate or Subsidiary.

SECTION 21 CHARACTERIZATION OF PLAN

The Plan includes two components: a Code section 423 component (the “423 Component”) and a non-Code section 423 component (the “Non-423 Component”). It is the intention of the Company to have the 423 Component qualify as an “employee stock purchase plan” under section 423 of the Code (although the Company makes no undertaking or representation to maintain such qualification). The provisions of the 423 Component, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of section 423 of the Code.

In addition, the Plan authorizes the granting of options under the Non-423 Component that does not qualify as an “employee stock purchase plan” under section 423 of the Code. Such options shall be granted pursuant to rules, procedures or sub-plans adopted by the Committee designed to achieve tax, securities law compliance or other objectives for Regular Employees of the respective Designated Companies. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

For purposes of the 423 Component, only Subsidiaries may be Designated Companies; provided, however, that at any given time, a Subsidiary that is a Designated Company under the 423 Component shall not be a Designated Company under the Non-423 Component. The Committee may provide that any Designated Company shall only be eligible to participate in the Non-423 Component.

SECTION 22 CODE SECTION 409A

Options granted under the 423 Component are exempt from the application of section 409A of the Code. Options granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. Options granted to U.S. taxpayers under the Non-423 Component shall be subject to such terms and conditions that will permit such options to satisfy the requirements of the short-term deferral exception available under section 409A of the Code, including the requirement that the shares of Stock subject to an option be delivered within the short-term deferral period. In the case of a Participant who would otherwise be subject to section 409A of the Code, to the extent the Committee determines that an option or the exercise, payment, settlement or deferral thereof is subject to section 409A of the Code, the option shall be granted, exercised, paid, settled or deferred in a manner that will comply with section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option that is intended to be exempt from or compliant with section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

SECTION 23 TAX WITHHOLDING

Prior to the purchase or sale of any shares of Stock obtained as a result of an option granted under the Plan, the Participant must pay, or make arrangements satisfactory to the Company for the payment of, any and all tax withholding that in the opinion of the Company is required by applicable law. The Company or any Subsidiary or Affiliate shall have the right to deduct applicable taxes from a Participant’s account hereunder, from the proceeds of the sale of any shares obtained upon the exercise of an option granted hereunder, to withhold an appropriate number of shares of Stock for the payment of taxes required by law, or to take such other action as may be necessary in the opinion of the Company or such Subsidiary or Affiliate to satisfy all obligations for the withholding of such taxes.

SECTION 24 GOVERNING LAW

The provisions of the Plan shall be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware.